Tidal Trust II 485APOS

Exhibit 99.(a)(xi)(3)

QH-422530 Certificate Of Incorporation I, LISA MOORE-JERVIS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Defiance Enhanced Long Vol Cayman Subsidiary an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of June Two Thousand Twenty-Five Given under my hand and Seal at George Town in the Island of Grand Cayman this 17th day of June Two Thousand Twenty-Five Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 901519560485 www.verify.gov.ky 17 June 2025